UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K


                                 CURRENT REPORT



     Pursuant to Section 13 or 15(a) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 15, 1999



                            BRIDGEPORT MACHINES, INC.
             (Exact name of registrant as specified in its charter)




        DELAWARE                       000-25102                 06-1169678
(State or other jurisdiction    (Commission File Number)       (IRS Employer
of incorporation)                                            Identification No.)



  500 Lindley Street, Bridgeport, CT                                06606
(Address of principal executive offices)                          (Zip Code)



       Registrant's telephone number, including area code: (203) 367-3651


                                 Not Applicable
              (Former name or address if changed since last report)

ITEM 5.  OTHER EVENTS


         After the close of business on Monday, March 15, 1999, a letter dated March 15, 1999 (the "HTH Letter") was received by Bridgeport Machines, Inc. ("Bridgeport Machines" or the "Company") from High Technology Holding Corp. ("HTH") in which HTH has proposed that Bridgeport Machines make an offer to purchase up to 50% of the Company's outstanding stock, other than stock held by HTH. HTH is a privately owned Delaware corporation which has reported that it owns in excess of ten percent (10%) of the issued and outstanding common stock of Bridgeport Machines. A copy of the HTH Letter is attached as Exhibit 99.1 and incorporated herein by reference.

         The HTH Letter proposal was not clear as to whether HTH would tender for the shares of common stock or whether HTH would require the Company to tender for its own shares. On the morning of March 17, HTH issued a press release clarifying that the proposal would require the Company to tender for its own shares and that HTH has not offered to purchase any shares or fund any of the proposed purchases. Other terms of the proposal from HTH, as understood by the Company, include, among others, the following:

1. An offer would be made by the Company pursuant to which Bridgeport Machines stockholders other than HTH could sell back to the Company up to 50% of the issued and outstanding shares of common stock exclusive of the shares held by HTH at a price of $10.125 per share.

2. Bridgeport Machines, Inc. would enter into a credit facility with a financial institution which would provide financing to Bridgeport Machines for the repurchase and other financing needs.

3. All existing board of director members, other than Dan L. Griffith, President and CEO, would resign immediately before or upon completion of the proposed transaction. Nominees of HTH would replace the board of directors.

4. Bridgeport Machines would agree to pay HTH a fee equal to $1 for each share of common stock currently owned by HTH in the event the board of directors determines to recommend an offer or enter into a business combination or sale or exchange of all or part of its assets or capital stock after entering into an agreement with HTH.

5. Bridgeport Machines would agree to pay all reasonable legal and closing expenses associated with the bank financing and other reasonable expenses, whether or not the offer is completed. The Company believes that such fees could be substantial.

         The HTH Letter states that the proposal is subject to contingencies including, among other things, completion of certain due diligence in conjunction with obtaining the credit facility noted above, certain financing contingencies in relation to obtaining such credit facility, and approval of the Company's Board of Directors.

         The Company's Board of Directors will meet to consider the advisability of the transaction proposed by HTH.

         Bridgeport Machines, Inc., founded in 1939, is a leading manufacturer of manual and computer numerically controlled (CNC) metal cutting machine tools in the United States and United Kingdom. The Company primarily focuses on standardized, general-purpose machine tools for small-to-medium sized machine shops throughout the United States and in 60 countries worldwide. The Company also manufactures and sells surface grinders under the Harig brand name and sells manual and CNC lathes under the ROMI, EZ-PATH and Power Path brand names.

         Safe harbor for forward-looking statements: Except for historical information contained herein, certain statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Factors that could cause actual results to differ materially include, but are not limited to, the following: economic and other business conditions that may affect demand in the U.S. and European markets; the mix of products sold and the profit margins thereon; order cancellations or reduced bookings by customers or distributors; changes in currency exchange rates; and discounting necessitated by price competition. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.



ITEM 7.  EXHIBITS

Exhibit
Number
------

99.1 Letter addressed to Mr. Dan L. Griffith, President, Bridgeport Machines, Inc. from High Technology Holding Corp. dated March 15, 1999

                                   SIGNATURES





         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.



                                        BRIDGEPORT MACHINES, INC.
                                             (Registrant)



March 17, 1999                          /s/  Walter C. Lazarcheck
                                        -------------------------
  (Date)                                Walter C. Lazarcheck
                                        Vice President & Chief Financial Officer